Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of October 2, 2006, and effective as of October 1, 2006 (the “Effective Date”), is made by and between Saks Incorporated, a Tennessee corporation (“Seller”), and Belk, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of August 1, 2006, by and between Seller and Buyer (the “Purchase Agreement”), Seller has agreed to sell, or cause to be sold, to Buyer the Shares, and Buyer has agreed to purchase the Shares as provided therein; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Buyer and Seller desire that Seller provide Buyer with certain transition services relating to the Business as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Transition Services.

(a) During the term of this Agreement as set forth in Section 7 (the “Transition Period”), and subject to the terms and conditions set forth herein, Seller shall provide, or cause one or more of its Affiliates to provide, to Buyer (with respect to the Business) each of the services specified on Annex A hereto (each of the nine (9) categories described on Annex A, a “Service” and, collectively, the “Services”) from the Effective Date and for the specific period of time described on Annex A with respect to each such Service, which shall be provided in a manner consistent in all material respects with that provided by Seller or one or more of its Affiliates to the Business during the twelve (12) month period immediately prior to the Effective Date. Buyer shall purchase and pay for such Services as provided for herein. The quantity of each Service shall be that which Buyer reasonably requires for the operation of the Business in the ordinary course consistent in all material respects with the operation of the Business during the twelve (12) month period immediately prior to the Effective Date. The Services shall only be made available for, and Buyer shall only be entitled to utilize the Services for the benefit of the stores operated by or in development by the Companies immediately prior to the Effective Date. Annex B hereto contains a description of each of the Services specified on Annex A.

(b) The fees payable by Buyer to Seller for each Service are set forth on Annex A and are substantially consistent with the costs allocated by Seller to the Business during the 12 month period immediately prior to the Effective Date; provided, that, if, after the Effective Date, Seller upgrades or otherwise changes any of the Services provided to its Affiliates, Seller shall provide Buyer with prior written notice at least 30 days prior to such upgrade or change to any Services. Seller shall offer such upgraded or changed Service to Buyer for a fee at a rate equal to the fee rate Seller charges its Affiliates for such upgraded or changed Service, and Annex A shall be amended to reflect such fees. Buyer acknowledges that some of the Services to be provided hereunder require instructions and information from Buyer, which Buyer shall provide to Seller in sufficient time for Seller or its Affiliates to provide or procure such Services. Buyer shall pay any additional costs or expenses resulting from any failure of Buyer to provide such instructions or information.

(c) The parties shall cooperate and use commercially reasonable efforts to obtain the consent of any licensors of Software or any other third party that may be required in connection with the provision of any of the Services hereunder; provided, however, that Seller shall have no obligation to pay money or grant any accommodation to any third party in order to obtain any such consents, except to the extent Buyer agrees to reimburse Seller for any such payment made by Seller at the request of Buyer. If any such third party requires a payment in order to make the Services available to Buyer hereunder, each party shall promptly notify the other party of this additional cost and the parties shall discuss any viable work-around solution. In any such case, Buyer shall have the option to elect (i) to pay any amounts that are required to be paid to any third party to obtain the consent of such third party in order to receive the Services hereunder or (ii) to terminate any of the Services associated with the required consent. Under the circumstances contemplated by clause (ii) of this Section 1(c), Buyer shall not be required to pay the monthly residual cost contemplated by Section 7(e).

(d) With respect to any error or defect in the provision of any Services, Seller will, at Buyer’s request and to the extent practicable, use its commercially reasonable efforts to correct such error or defect or re-perform such Services as promptly as practicable without the payment of any further fees with respect to such defective Services.

(e) On or before the fifteenth (15th) day of each month during the term of this Agreement, Seller will prepare and deliver to Buyer one or more reports reflecting the performance of Seller with respect to the target metrics set forth in Annex C (the “Target Performance Metrics”) during the immediately preceding month. Notwithstanding anything contained herein to the contrary, such report or reports shall be provided for informational purposes only and, except as otherwise expressly provided herein, Seller shall incur no liability for any failure to meet such Target Performance Metrics.

2. Limitation on Services. Except as provided in Section 1(b), Seller shall have no obligation to upgrade, enhance or otherwise modify any computer hardware, Software or network environment currently used in the Business or to provide any support or maintenance services for any computer hardware, Software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, Software or network environments that is currently used in the Business.

3. Additional Services. If Buyer reasonably determines that additional transition services of the type previously provided by Seller to the Business (“Additional Services”) are necessary to complete the transition, Seller will consider in good faith providing such services to Buyer. Representatives of Seller and Buyer will meet to discuss the terms and conditions (including cost) upon which such Additional Services will be provided. Any such

Additional Services mutually agreed to and the fees thereof shall be effective as of the date of execution of an amendment to this Agreement by duly authorized representatives of the parties hereto. It is understood and agreed that Seller shall be under no obligation to provide or procure any such Additional Services requested by Buyer.

4. Subcontractors. Seller may, directly or through one or more Affiliates, hire or engage one or more subcontractors or other third parties (each, a “Subcontractor”) to perform any or all of its obligations under this Agreement; provided, that: (a) Seller remains ultimately responsible for ensuring that the obligations with respect to the nature, quality and standards of care set forth in Section 1 are satisfied with respect to any Service provided by any Subcontractor; (b) the use of any Subcontractor will not increase any fees payable by Buyer hereunder; (c) the use of any Subcontractor will not adversely affect the quality or timeliness of delivery of any Service provided to Buyer and (d) if Seller plans to use any company primarily engaged in the operation of retail department stores as a Subcontractor for particular Services pursuant to this Section 4, Seller shall provide Buyer with thirty (30) days’ prior written notice of its intent to use such Subcontractor and Buyer may, in its sole discretion, elect to terminate those Services rendered by such Subcontractor pursuant to Section 8.

5. Title to Seller Equipment; Management and Control.

(a) All procedures, methods, systems, strategies, tools, equipment, facilities and other resources (except for the assets of the Business and any other procedures, methods, systems, strategies, tools, equipment, facilities and other resources owned by Buyer) used by Seller, any of its Affiliates or any Subcontractor in connection with the provision of Services hereunder (collectively, the “Seller Equipment”) shall remain the property of Seller, its Affiliates or such Subcontractor and, except as otherwise provided herein, shall at all times be under the sole direction and control of Seller, its Affiliates or such Subcontractor.

(b) Except as otherwise provided herein, management of, and control over, the provision of the Services (including the determination or designation at any time of the Seller Equipment, employees and other resources of Seller, its Affiliates or any Subcontractor to be used in connection with the provision of the Services) shall reside solely with Seller. Without limiting the generality of the foregoing, all labor matters relating to any employees of Seller, its Affiliates and any Subcontractor shall be within the exclusive control of such parties, and Buyer shall take no action affecting, or have any rights with respect to, such matters. Seller shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Seller and its Affiliates used to provide Services.

(c) In connection with any obligations of Seller or any of its Affiliates to a third party, Seller shall not permit any lien or other encumbrance to be placed upon any assets or other materials owned by Buyer or any of its Affiliates that are transported, shipped, warehoused or otherwise held in the custody of Seller or any of its Affiliates on behalf of Buyer.

6. Billing and Payment.

(a) Buyer shall promptly pay any bills and invoices that it receives from Seller or any of its Affiliates for Services provided under this Agreement, subject to receiving, if requested, any appropriate support documentation for such bills and invoices. Such charges shall be billed at the end of each calendar month. Unless otherwise provided herein or on Annex A, Buyer shall pay all invoices by wire transfer of immediately available funds in accordance with the instructions provided by Seller or any of its Affiliates (in writing to Buyer), as applicable, not later than fifteen (15) days following receipt by Buyer of Seller’s or any of its Affiliates’ invoice. Buyer shall not offset any amounts owing to it by Seller or any of Seller’s Affiliates against amounts payable by Buyer hereunder or under any other agreement or arrangement. Should Buyer dispute any portion of any invoice, Buyer shall promptly notify Seller in writing of the nature and basis of the dispute.

(b) If Buyer fails to pay the full amount of any invoice (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller in accordance with the requirements of this Agreement) within thirty (30) days after the relevant payment date, such failure shall be considered a material breach of this Agreement and if at any time the aggregate amount of such overdue unpaid invoices (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller in accordance with the requirements of this Agreement) exceeds $250,000, Seller may, without liability, suspend its obligations hereunder to provide any and all of the Services to Buyer until such time as such invoices have been paid in full (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller in accordance with the requirements of this Agreement). The remedy provided to Seller by this Section 6(b) shall be without limitation of any other applicable provisions of this Agreement, including Sections 6(d) and 7.

(c) All charges and fees to be paid by Buyer to Seller and its Affiliates under this Agreement are exclusive of any applicable taxes required by law to be collected from Buyer (including withholding, sales, use, excise or services taxes, which may be assessed on the provision of the Services hereunder). If a withholding, sales, use, excise or services tax is assessed on the provision of any of the Services provided under this Agreement, Buyer shall pay directly, reimburse or indemnify Seller and its Affiliates for such tax. The parties shall cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other party.

(d) All payments required to be made pursuant to this Agreement shall bear interest from and including the date fifteen (15) days after such payment is due to but excluding the date of payment at an annual rate equal to the average daily one-month LIBOR rate in effect during the period, plus 150 basis points (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith in accordance with this Agreement, in which case no late fee shall be payable by Buyer in respect of any portion of such disputed amount resolved in Buyer’s favor). Such interest shall be payable at the same time as the payment to which it relates.

(e) Throughout the Transition Period and for one year thereafter, no more than once during each six month period, Seller shall, subject to Seller’s site safety, confidentiality and security procedures, provide to such auditors (including third-party auditors and Buyer’s internal audit staff) as Buyer may designate in writing, access to: (i) any facility at which the Services are being performed; (ii) appropriate Seller management personnel and Subcontractors; and (iii) the data and records (and other documentation reasonably requested by Buyer) maintained by Seller with respect to the Services solely for the purpose of: (A) performing its tax filings and reports, end of the month, end of fiscal quarter and end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods; (B) performing audits and inspections of Buyer and its businesses (including any audits necessary to enable Buyer to meet its applicable regulatory requirements, including Section 404 of the Sarbanes-Oxley Act of 2002 (“SOA”)); (C) enabling Buyer’s auditors to attest to and report on the assessment of Buyer’s management as to the effectiveness of its internal control structure and procedures for financial reporting relating to the Services within the meaning of Section 404 of the SOA; or (D) demonstrating to any third party as reasonably necessary Buyer’s compliance with applicable laws or regulations. The scope of such audits may include, without limitation, to the extent reasonably necessary, (x) Seller’s practices and procedures, (y) the adequacy of general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls and access controls) and security practices and procedures, and (z) the adequacy of disaster recovery and back-up procedures. Any such audits will be conducted at Buyer’s expense.

7. Term of Agreement; Termination.

(a) This Agreement shall commence on the Effective Date and shall continue (unless sooner terminated pursuant to the terms hereof) for the period during which Seller is providing Services hereunder, or such shorter period as may be specified on Annex A with respect to any particular Service. In the event that Buyer desires to renew any Services beyond the date at which they terminate pursuant to Section 1(a), Buyer shall notify Seller of such desire to renew any such Services at least sixty (60) days prior to the expiration of the initial service period for such Services as set forth on Annex A. Buyer shall be entitled to renew any particular Service in monthly increments for a renewal period not to exceed 50% of the initial service period set forth on Annex A; provided, however, that with respect to information technology Services, the renewal period shall be identical to the initial service period. Neither Seller nor any of its Affiliates shall be obligated to provide Services on behalf of Buyer following the expiration or earlier termination of this Agreement or any particular Service.

(b) Buyer may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Seller in the event of a material breach of this Agreement by Seller. If Seller cures the breach within thirty (30) days following receipt of such notice, this Agreement shall remain in full force and effect.

(c) Seller may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Buyer in the event of a material breach of this Agreement by Buyer. If Buyer cures the breach within thirty (30) days following receipt of such notice, this Agreement shall remain in full force and effect; provided, that if such breach relates to the non-payment by

Buyer of any fees or expenses under Section 6, then termination under this Section 7(c) shall be effective fifteen (15) days from the date of receipt of notice of breach from Seller unless all unpaid fees or expenses have been paid in full within such 15-day period (except to the extent of any invoiced amounts reasonably disputed by Buyer in good faith and of which dispute Buyer has notified Seller in accordance with the requirements of this Agreement).

(d) Buyer may terminate this Agreement by written notice to Seller upon a Change in Control of Seller at any time within 60 days following the Change in Control. Any such termination shall be effective upon Seller’s receipt of Buyer’s termination notice unless otherwise agreed by the parties. A “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Seller representing fifty percent (50%) or more of the total voting power represented by Seller’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Seller of all or substantially all of Seller’s assets to an unaffiliated third party (excluding, for the avoidance of doubt, a sale-leaseback transaction or similar financing transaction); or (iii) the consummation of a merger or consolidation of Seller with any other entity, other than a merger or consolidation which would result in the voting securities of Seller outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Seller or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e) Notwithstanding any other provision in this Agreement to the contrary, (i) if this Agreement is terminated for any reason, Buyer shall remain liable for the payment of fees and expenses accruing for the period prior to termination even though such fees may not become due until after termination and (ii) if this Agreement is terminated by Seller or any particular Service is terminated by Buyer pursuant to Section 8, Buyer shall remain liable for 50% of the monthly fees associated with all of the Services (in the case of a termination of the Agreement) or 50% of the monthly fees associated with any particular Service (in the case of a partial termination pursuant to Section 8), in each case as specified on Annex A, from the termination date through the end of the initial service period or the renewal period, as the case may be. Further, in the event of termination of this Agreement pursuant to this Section 7, Sections 5(a), 6(a), 6(c)-(d), 7, 9-11, 13, 14 and 16 through 25 shall continue in full force and effect.

(f) Provided that Buyer has met and continues to meet its obligations set forth in Section 6, prior to the termination of this Agreement, Seller shall cooperate with Buyer as reasonably requested by Buyer to effect an orderly transition of the Services provided hereunder and shall use commercially reasonable efforts to assist Buyer to complete the transition as promptly as practicable. In addition, Seller will facilitate and support Buyer in the conversion of all necessary systems from Seller’s systems to Buyer’s systems, including support of the mapping and transferring of files. The parties agree to cooperate in good faith and to use their commercially reasonable efforts to mutually develop a conversion plan to effect the orderly transition of the Services from Seller’s systems to Buyer’s systems. In connection therewith, the parties will in good faith consider modifications to the initial service periods. Buyer agrees to pay Seller for such conversion services on the basis of Seller’s direct costs, administrative support costs and costs associated with special requests.

8. Partial Termination. Subject to Section 7(e), Buyer may terminate any or all of the Services, effective as of the last day of an accounting month of Seller, at any time prior to the expiration of the period specified on Annex A (including any renewal period) upon at least sixty (60) days’ prior written notice to Seller. As soon as reasonably practicable following receipt of any such notice, Seller shall advise Buyer in writing as to whether termination of such Services shall reasonably require the termination or partial termination of, or otherwise affect the provision of, any other Services. If such is the case, Buyer may withdraw its termination notice in writing within five (5) days of being so advised by Seller. Otherwise, such termination shall be final.

9. Cost Adjustment Factor. The fee for each Service specified on Annex A may be increased every six months during the Service Period to pass along the Business’s proportionate share, on the basis of the Business’s relative utilization of the affected Service(s), of increases (if any) to the core costs (including, but not limited to payroll, utilities, health and welfare benefits, third party service contracts and materials) of providing such Services. Seller will provide advance notice and reasonable support documentation to Buyer of any such fee increase.

10. Certain Advance Payments. Any obligations or liabilities of Buyer that would require an out-of-pocket expenditure from Seller or its Affiliates in order for Seller to perform the Services (e.g., payroll and accounts payable, to the extent Buyer directs Seller and Seller agrees to pay such amounts from accounts of Seller or its Affiliates) shall be advanced to Seller by Buyer in a manner specified in a notice to Buyer from Seller from time to time, it being understood that Seller shall have no obligation to make or commit to make any such expenditure until such time as the applicable advance has been received by Seller.

11. Confidentiality. Each party shall, and shall cause each of its Affiliates and each of its and their officers, directors and employees to, hold all information relating to the business of the other party disclosed to it by reason of this Agreement (the “Confidential Information”) confidential, and shall not disclose or permit to be disclosed any such Confidential Information to any third party unless legally required to disclose such information; provided, however, that to the extent that a Person receiving Confidential Information hereunder may receive the written advice of outside counsel that disclosure of any Confidential Information is required in order that such Person not commit a violation of law, such Person: (a) to the extent not inconsistent with such Person’s obligation to disclose, will give the other party hereto prompt notice of such request so that such party may seek an appropriate protective order: (b) may only disclose such information if it shall first have used commercially reasonable efforts to, and, if practicable, shall have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (c) if such protective order or other remedy is not obtained, or the other party waives such Person’s compliance with the provisions of this Section 11, shall only furnish that portion of the Confidential Information which is legally required to be so disclosed. As used herein, “Confidential Information” does not include any information that: (i) is or becomes generally available to the public or the retail industry other than as a result of a disclosure by the party receiving the Confidential Information in violation of this Agreement; (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party; (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party’s knowledge, subject to any legally binding obligation to keep such information confidential; or (iv) such party demonstrates is or was independently developed by or on behalf of such party without the direct or indirect use of any of the other party’s Confidential Information. In the event Buyer terminates this Agreement upon the occurrence of a Change in Control pursuant to Section 7(d), Seller shall, at the request of Buyer, promptly redeliver to Buyer all copies of documents containing Confidential Information of Buyer and will promptly destroy all memoranda, notes, writings and other material (in any format, including, without limitation, electronic) prepared by Seller or any of its officers, directors, employees or advisors based upon, in whole or in part, any Confidential Information of Buyer. In addition, Seller will certify to Buyer its compliance with this Section 11.

12. Third Party Non-Disclosure Agreements. To the extent that any third party proprietor of information or Software to be disclosed or made available to Buyer in connection with performance of the Services hereunder requires a specific form of non-disclosure agreement as a condition of its consent to use of the same for the benefit of Buyer or to permit Buyer access to such information or Software, Buyer shall execute (and shall cause Buyer’s employees to execute, if required) any such form in substantially the same form executed by Seller (if required).

13. Limitation of Liability; Disclaimer; Indemnity.

(a) Neither party nor any of their respective Affiliates shall be liable to the other party, its Affiliates or any third party for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages arising from any claim relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such party’s obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages. In addition, neither party nor any of their respective Affiliates shall be liable to the other party, its Affiliates or any third party for any direct damages arising from any claim relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such party’s obligations under this Agreement, except to the extent that such direct damages are caused by the fraud, negligence or willful misconduct of such party or its respective Affiliates. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR PURPOSE AND NON-INFRINGEMENT. Notwithstanding the foregoing, Seller’s cumulative aggregate liability to Buyer and its Affiliates under this Agreement shall not exceed the amount of fees paid by Buyer to Seller pursuant to this Agreement during the six (6) months prior to the date of such failure; provided, that, if the date of such failure occurs prior to the first 6-month anniversary of the date of this Agreement, Seller’s aggregate liability shall not exceed an amount equal to the good faith estimate of the fees to be paid during the first six (6) months of this Agreement unless such failure arises from fraud or willful misconduct of Seller, which estimate shall be based on the aggregate amount of fees received by Seller pursuant hereto at the time of such failure. Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 13(a) shall not apply with respect to any breach of Section 11.

(b) Buyer shall indemnify Seller and each of its Affiliates against all Losses attributable to any third party claims arising from or relating to the provision of Services under this Agreement to the extent that such Losses arise from the fraud, negligence or willful misconduct of Buyer, any of its Affiliates or any of their respective employees, officers or directors.

(c) Seller shall indemnify Buyer and each of its Affiliates against all Losses attributable to any third party claims arising from or relating to the provision of Services under this Agreement to the extent that such Losses arise from the fraud, negligence or willful misconduct of Seller, any of its Affiliates or any of their respective employees, officers or directors.

(d) All claims for indemnification pursuant to this Section 13 shall be made in accordance with the procedures set forth in Sections 10.3 and 10.5 of the Purchase Agreement.

14. Relationship of Parties. Except as specifically provided herein, neither party shall: (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party; or (b) in any way bind or commit the other party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

15. Force Majeure. If Seller, any of its Affiliates or any Subcontractor is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any governmental authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other causes beyond the reasonable control of any such Person or other acts of God, or acts, omissions or delays in acting by any governmental or military authority or Buyer, then upon notice to Buyer, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and Seller shall have no liability to Buyer, it Affiliates or any other Person in connection therewith. Seller and Buyer shall make commercially reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability; provided, however, that nothing in this Section 15 will be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of Seller, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of Seller. If Seller is unable to provide any of the Services due to such a disability, each party shall use their commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory. In addition, upon becoming aware of a disability causing a delay in performance or preventing performance of any obligations of Seller under this Agreement, Buyer shall have the right, but not the obligation, to engage subcontractors to perform such obligations for the duration of the period during which such disability delays or prevents the performance of such obligation by Seller.

16. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:

If to Buyer, to:

Belk, Inc.

2801 West Tyvola Road

Charlotte, North Carolina 28217

Facsimile: (704) 357-1883

Attention: Ralph A. Pitts

with a copy to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Facsimile: (404) 572-5100

Attention: John D. Capers, Jr.

If to Seller, to:

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

Facsimile: (205) 940-4468

Attention: Executive Vice President and General Counsel

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Facsimile: (312) 853-7036

Attention: Michael S. Sigal and Gary D. Gerstman

or to such other address as such party may indicate by a notice delivered to the other party hereto.

17. Successors and Assigns. The rights of either party under this Agreement shall not be assignable by such party hereto (except by operation of law in connection with a merger involving, or sale of substantially all of the assets of, such party) without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 17 any right, remedy or claim under or by reason of this Agreement.

18. Entire Agreement; Amendments. This Agreement and the annexes referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto (it being understood, however, that the Purchase Agreement and agreements contemplated thereby set forth certain additional understandings between Seller and Buyer regarding their relationship after the Closing Date). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

19. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

20. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

21. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

23. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24. Interpretation. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Sections mean the Sections of this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

25. Annexes. Annex A and Annex B shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date set forth above, all effective as of the Effective Date.

SAKS INCORPORATED

By:	/s/ Charles J. Hansen
Name:	Charles J. Hansen
Title:	Executive Vice President and General Counsel

BELK, INC.

By:	/s/ Ralph A. Pitts
Name:	Ralph A. Pitts
Title:	Executive Vice President and General Counsel

Signature Page

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Transition Services Agreement